QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 15

November 6, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated November 6, 2009 on our review of interim financial information of Hertz Global Holdings, Inc. and its subsidiaries (the "Company") for the three-month and nine-month periods ended September 30, 2009 and September 30, 2008 and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2009 is incorporated by reference in its Registration Statements on Form S-8 (File Nos. 333-138812 and 333-151103) and on Form S-3 (File No. 333-159348).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey

QuickLinks

  EXHIBIT 15